FORM 8-K

                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported December 28, 2001.


                            HIGH PLAINS CORPORATION

              (Exact name of registrant as specified in its charter)


Kansas                                                               #1-8680
(State or other jurisdiction of                             (Commission File
incorporation)                                                       Number)



200 W. Douglas                                                   #48-0901658
Suite #820                                                     (IRS Employer
Wichita, Kansas  67202                                   Identification No.)
(Address of principal
executive offices)


                                 (316) 269-4310
                        (Registrant's telephone number)



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Item 5  Other Information

The Wichita Eagle
December 28, 2001

Gary Smith moved to Wichita in 1998 to improve High Plains Corp.'s worsening financial picture. Today, he will leave the top job at the Wichita-based ethanol producer that went from losing almost $4 million to making almost $6 million and has recently come under new ownership.

"I'm terribly proud of what we've done and what the whole team has done," Smith said. "It's a nice company. It's growing dramatically."

With the sale of High Plains to the Spanish company Abengoa pending, High Plains will have a new chief executive, Smith said. Smith will be the only manager displaced in the takeover, he said.

Smith, 58, said the decision for him to leave was mutual between him and the new owners.

"I did the job the board set out for me," he said. "I stayed six months longer than I thought I would." Abengoa will buy out Smith's contract, which was to expire in September 2003. He will remain with the company as a board member and consultant.

In August, High Plains announced fiscal year earnings of $6.1 million, or 38 cents a share, compared with $160,354, or a penny a share, the previous year. Since 1998, sales rose from $85 million to $150 million. Smith said he cut expenses to help turn the company around. For example, a reduction in grain costs by 2 cents per bushel saved $640,000.

"We concentrated on saving pennies in all phases of our company," he said.

Under agreement with Abengoa, High Plains would retain its name and become a subsidiary of ASA Environment and Energy Holding. High Plains employs 152 people.

Smith also has served on boards of the Wichita Area Chamber of Commerce, Wichita Convention and Visitors Bureau, and Wichita Sports Commission. He said he plans to return to Canton, Ohio, this summer to help run his family's manufacturing company.

"Since he got here, he's gotten very active in the community," said Sheryl Wohlford, vice president of Automation Plus Inc. and a fellow chamber board member. "I hate to see him leave."

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:     December 28, 2001                HIGH PLAINS CORPORATION

                                           /s/Christopher G. Standlee
                                           Vice President Investor
                                           Relations & Human Resources